NASDAQ: CLRX CollabRx: Empowering Cancer Care Expert systems for genomics - based cancer treatment planning Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333 - 193019 June 17, 2014

© 2014 CollabRx, Inc. 2 Safe Harbor When used, the words "believe," "plan," "intend," "anticipate," "target," "estimate," "expect" and the like, and/or future tense or conditional constructions ("will," "may," "could," "should," etc.), or similar expressions, identify certain of these forward - looking statements. Important factors which could cause actual results to differ materially from those in the forward - looking statements are detailed in filings made by CollabRx with the Securities and Exchange Commission. CollabRx undertakes no obligation to update or revise any such forward - looking statements to reflect subsequent events or circumstances. This presentation and the accompanying commentary include forward - looking statements about CollabRx ’ anticipated results that involve risks and uncertainties. Some of the information contained in this presentation, including, but not limited to, statements as to industry trends and CollabRx ’ plans, objectives, expectations and strategy for its business, contains forward - looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward - looking statements. Any statements that are not statements of historical fact are forward - looking statements.

© 2014 CollabRx, Inc. 3 Free Writing Prospectus Statement CollabRx , Inc. has filed a registration statement on Form S - 3 (Registration No. 333 - 193019) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. A copy of the preliminary prospectus supplement and accompanying base prospectus describing the terms of the proposed offering has been filed with the SEC. Before you invest in this offering, you should read the prospectus supplement and the accompanying prospectus and the other documents we have filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we or the underwriter participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212 - 813 - 1010, e - mail: prospectus@aegiscap.com.

Overview of CollabRx • A clinical decision - support company for precision oncology • Not a lab – provide evidence - based content and expert decision support in SaaS - based and advertising supported business models – Focus on data interpretation, reporting and downstream analytics for clinical decision - making, not research • P roprietary interpretive content in two major product lines – An interactive decision support tool for use at the point of care – An automated, biomarker - centric interpretive service for the lab market • Landed major customers and partners in past 18 months – Major online media partner is Everyday Health / MedPage Today – Quest Diagnostics, Life Technologies, Affymetrix , CellNetix, Genoptix , The Jackson Lab, Sengenics , U Chicago, Ohio State University © 2014 CollabRx, Inc. 4

© 2014 CollabRx, Inc. 5 Cancer • Addressable US market ~ 12 million patients • 1.5 million new US patients in 2013* – Growing to almost 3 million new US patients each year by 2050** • Each day thousands of patients progress beyond “ guidelines” and are candidates for genomic medicine • The U.S. cancer testing market is approximately $10B in value, with 8 to 10 million solid tumor samples collected for testing Sources: **American Cancer Society and WHO ** Hayat M J et al. The Oncologist , 2007, 12:20 - 37.

Problem of rapidly changing science and standards in Oncology © 2014 CollabRx, Inc. 6 Community Oncology Groups Constant revision of guidelines New clinical evidence for off - label use 1000’s of Clinical Trials Dozens of interacting molecular pathways 100’s of investigatio nal drugs “ Our patients rely on us to guide them in this new landscape of molecular oncology. But the field is just changing too quickly. We simply do not have enough hours in the day to see patients and stay abreast of the field. ” Source: Community Oncologist, CA from Frankel Group Report to CollabRx, Inc. Jan. 2013

© 2014 CollabRx, Inc. 7 Emergence of Next Generation Sequencing (NGS ) has created a new market opportunity * Source: McKinsey • NGS allows analysis of multiple genes at one time ( “ panels”) – Pre - NGS tests were designed to target and capture only one or a few of the most common, well - known gene mutations • NGS is uncovering large numbers of mutations in single tumors that may have treatment implications – In 2008 there were about 5 genes with cancer treatment implications, currently 15 - 20 and this is expected to double within a year* • Cost of NGS testing for hundreds of genes may soon be more affordable than conventional single - gene tests – Cost for sequencing one genome expected to dip below $ 1,000 – Low cost driving bigger panels and more testing • Diagnostic companies and labs generally not well equipped to provide interpretation of multiple gene panels

© 2014 CollabRx, Inc. 8 Editorial Boards & Guidelines Knowledge Base of Treatment Models In - House Knowledge Experts How we do it 8 Representative Sources of Guidelines Representative Available Data Sources:

9 Melanoma Melanoma Lung Breast Breast Colorectal Sarcoma Leukemia Prostate Pancreas Pan Cancer Breast Over 75 expert advisors from leading institutions provide best practice insights R epresentative institutional affiliations: © 2014 CollabRx, Inc.

Testing and QA Project management Support Build/ deploy policies Content updates Hosting Availability Documentatio n Approval automation Change management Software Engineering Scalable software platform for automated processing and control Knowledge Sources Master Knowledge Base NCI Thesaurus KB (SIP) Server Curation User Interfaces FDA Label Database FDA Drug Database Citeline Drugs Clinical Trials.gov Analysis Server Analysis Pipeline Analysis Knowledge Base Co p ied Processing Database API Server Customer Data Input/Output VCF les XML report les Customers V C F X M L Ensembl (Local Copy) Ensembl C o p i e d Architecture Overview Uniprot Semantic Integration Platform © 2014 CollabRx, Inc. 10 “CollabRx has developed a scalable process and software platform to provide a best - in - class medical informatics solution that will enable JAX to arm physicians with a meaningful analysis of a tumor’s molecular characteristics when determining a cancer - treatment plan. ” Dr . Charles Lee, Director of the Jackson Laboratory for Genomic Medicine, in Farmington, CT

CollabRx

Two product lines derived from the same expert-vetted knowledge base

- **TherapyFinder™ (TF) Web-based and CancerRx™ mobile applications for oncology professionals**
  - Current TFs for melanoma, colorectal, lung and breast cancers
  - TFs for prostate cancer, leukemia, lymphoma in development
  - Distribute through Everyday Health's MedPage Today web site
  - CancerRx™ combines TFs with news feeds from MedPage Today
  - Advertising and sponsorship business model (similar to Epocrates)
- **Genetic Variant Annotation™ (GVA) Service for diagnostic labs, academic medical centers, hospital labs and physicians**
  - Analyze and interpret genomic-based test results
  - Distribute "Powered by CollabRx" branded content directly to labs
  - Data interpretation requires a dynamic, up-to-date knowledge base
  - SaaS model – labs pay on a per-test basis

© 2014 CollabRx, Inc.
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12 Therapy Finders - interactive and easy to use apps – for physicians and patients © 2014 CollabRx , Inc.

13 Successful launch of CancerRx™ at ASCO © 2014 CollabRx, Inc. • 4,390 Total Downloads from 5/28 – 6/3 • 3,424 during ASCO • 1,321 Activations • #2 in i P ad Store under Medical Apps • 5 Star Rating to date Existing MPT Users New Registrants Share of Registrants – New and Existing MPT Users

GVA supplies authoritative, automated and scalable reporting on test results via API or portal © 2014 CollabRx, Inc. 14

CollabRx

Focus on specific aspects of the clinical genetic testing workflow


Specimen Handling
• Acquisition
• Transport
• Lab Acceptance
Sample Prep
• Extract DNA from biopsy tissues
• Results in material suitable for analysis with NGS platforms
Genetic Analysis
• NGS sequencing
• Results in files that contain raw sequence data as direct export from NGS platforms
Bioinformatics
• Call variants, quality filtering
• Results in VCF file
Data Analysis/Interpretation
• Clinical decision support layer
• Results in XML file
Reporting
• Visual analysis, configure report parameters
• Results in physician ready report (e.g., PDF file)
Downstream Analytics
• Compare results across patients
• Correlate with clinical outcomes
• Integrate into EMR

<u>Answering some critical questions</u>:

- What does the data mean from a clinical perspective?
- What is the evidence?
- What are the tradeoffs between completeness and brevity?
- What should be reported to the ordering physician?
- Will it make a difference to patient outcomes?

© 2014 CollabRx, Inc. 16 Rationale for actionability (Strength of evidence) Basis of actionability Guidelines Actionability framework provides insight to clinical approaches “beyond” Guidelines

CollabRx

Partnerships, strategic alliances, customers and sponsors

Academic Institutions
Cancer Centers
Professional Organizations

University of Chicago
Ohio State University
Jackson Laboratory
Stanford Hospitals
OncoSolutions Cancer Center (Singapore)
American Society of Clinical Oncology (ASCO)
College of American Pathologists (CAP)

Pharma / Biotech

GSK
Pfizer
Boehringer Ingelheim

Diagnostic Labs
Genomic Analysis Companies

Quest Diagnostics
Affymetrix
Life Technologies
Genoptix
Cellnetix
Cynvenio Biosystems
OncoDNA
Sengenics

Online Media
Healthcare IT

Everyday Health
Medpage Today
GeneInsight
Projects in Knowledge

© 2014 CollabRx, Inc.
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18 © 2014 CollabRx, Inc. 18 Multiple revenue sources and potentials Web and Mobile Apps Pharma Everyday Health/MPT Pharma Physicians and patients Pharma Sponsorships License fees Ad revenue Customization (Fee for service) Subscription Per - test fees (Software - as - a - Service) D ata analytics GVA Service to Labs Payors Diagnostic companies Life Science companies Academic medical centers Diagnostic companies Life Science companies Pharma

© 2014 CollabRx, Inc. 19 Seasoned Leadership team Thomas Mika, MBA; Chairman, President, and CEO – Tegal, IMTEC, Cresap, National Science Foundation, HBS George Lundberg, MD; Chief Medical Officer and Editor - in - Chief – AMA, WebMD, Medscape, Stanford (Professor, pathology), Lundberg Institute Clifford Baron, PhD; Vice President and COO – Accelrys, Inc., Applied Biosystems, Pangea/Doubletwist, UC - Berkeley Gavin Gordon, MBA, PhD; Vice President, Business Development and Strategic Alliances – Harvard Medical School (Professor , molecular pathology ), UNC Smruti Vidwans, PhD; Chief Scientist – McKinsey & Company (GSK, Roche as clients) , MIT, UCSF Randy Gobbel, PhD; Chief Technologist – Xerox PARC, MDL Information Systems, SRI Bioinformatics Research Group, UCSD

CollabRx

Board of Directors

Paul R. Billings, MD, PhD – Author, lecturer, consultant, professor and thought leader in genomic medicine. CMO, Thermo Fisher Scientific, Member of FDA Science Board, VA Genomic Medicine Advisory Committee, IOM Genomic Medicine Roundtable; LabCorp, Trovagene, Ancestry.com, Cordblood Registry, Omicia.

James Karis – Senior Health Technology Executive. CEO of Mapi Group (CRO), CEO of Entelos, President & COO of Parexel International, COO of Pharmaco International, VP International Ops of Baxter Healthcare, founder of KMR Group Analytics.

Jeffrey Krauss – Venture Capitalist, Private Equity Investor. Managing Member of PPC Enterprises LLC, Partner of Psilos Group Managers and Nazem & Co., Attorney at Simpson, Thatcher & Bartlett.

Carl Muscari – Serial Entrepreneur. CEO of MSRC, Video Communications, Acuity Imaging, Exos, and Madison Cable, GM of Ferrofluidics.

Gilbert Bellini – Senior European Technology Executive. Director of the Global Logistics of Adixen Vacuum Products, President of Alcatel Micro Machining Systems.

© 2014 CollabRx, Inc.
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21 © 2014 CollabRx, Inc. 21 CollabRx, Inc ., Balance Sheet as of 3/31/14 Cash $1,430 Other current $871 Total current assets $2,301 Total assets $4,315 Current liabilities $368 Promisory note $509 Deferred tax liability $500 Total liabilites $1,390 Stockholders equity $2,925 Liabilities and equity $4,315 As of March 31, 2014 Balance Sheet

22 © 2014 CollabRx, Inc. 22 CollabRx, Inc . Capitalization as of 3/ 31/ 14 Issued and Outstanding Preferred - Common 2,005,187 Total Shares Outstanding 2,005,187 Unissued Warrants (non price-protected) 92,888 Options and RSUs 820,397 Remaining in Equity Plans 148,428 Total Unissued 1,061,713 Fully Diluted Shareholding 3,066,900 Summary Cap Table As of March 31, 2014

23 © 2014 CollabRx, Inc. 23 Approaching milestones to monitor CollabRx achievement What it indicates Additional lab customers Gaining market share Additional Therapy Finder apps Increasing scope of cancer coverage and additional revenue opportunities Launch of CancerRx mobile app Major milestone: beginning penetration of physician market and advertising revenue Downloads of CancerRx mobile app Increasing market share of physician users Release of patient breast cancer Therapy Finder Testing of patient market Publication of peer-reviewed papers and abstracts More validation of role of CollabRx in advancing the science

www.collabrx.com